EXHIBIT 10.5

COMMERCIAL FEDERAL CORPORATION

INCENTIVE PLAN

(5/1/99)

1.	The Commercial Federal Corporation Incentive Plan (originally called the Commercial Federal Corporation Executive Incentive Plan and originally effective July 1, 1994), as amended and restated herein (the “Program”) is to advance the interests of Commercial Federal Corporation (hereinafter called “CFC”), Commercial Federal Bank, a Federal Savings Bank (hereinafter called “Bank”), and their subsidiaries, by strengthening, through the payment and award of incentive bonuses, the ability of CFC and Bank to attract and retain valued key executive employees and managers upon whose judgment, initiative and efforts the successful conduct and development of CFC and Bank and their subsidiaries depends. The Program is intended to operate as a series of one-year incentive arrangements. As such, participation by employees and the amount of bonus received will vary from year to year. The Program will continue, as amended from time to time, until suspended or terminated as provided herein.

2.	The Program, as it relates to the executive officers of CFC, shall be administered by the Compensation Committee of the Board of Directors of CFC (hereinafter called the “Committee”). The Program, as it relates to all other employees, shall be administered by the Bank’s Chief Executive Officer or Chief Operating Officer (both hereinafter referred to as “Chief Officer”).

3.	The amount available for payment and award of incentive compensation under this Program with reference to any fiscal year of CFC shall be six percent (6%) of the net income of CFC after payment of taxes, if CFC achieves one hundred percent (100%) of the goal set by the Board of Directors of CFC for net income after payment of taxes (hereinafter called the “Net Income Goal”) for the fiscal year; provided, however, in the event that CFC achieves less than one hundred percent (100%) but achieves eighty-five percent (85%) of such Net Income Goal for the fiscal year, three percent (3%) shall be substituted for six percent (6%) for the purposes of this sentence; and provided further, however, if CFC achieves more than eighty-five percent (85%) but less than one hundred percent (100%) of such Net Income Goal for the fiscal year, the percentage of CFC’s net income after payment of taxes available for purposes of this Program shall be increased from three percent (3%) by two tenths of one percent (.20%) for each whole percentage point by which CFC achieves more than eighty-five percent (85%) of such Net Income Goal for the fiscal year, but in no event will the amount available for purposes of this Program exceed six percent (6%) of CFC’s net income for such fiscal year after payment of taxes. If CFC achieves less than eighty-five percent (85%) of the Net Income Goal referred to in the immediately preceding sentence for a fiscal year, no amount shall be available for payment or award of incentive compensation for such fiscal year. For any fiscal year, the Committee may, determine, in its sole discretion, CFC’s net income after taxes and/or Net Income Goal for purposes of the Program without regard to any extraordinary charges which may affect significantly the calculation of net income after taxes under generally accepted accounting principals.

The amount available for Tier I incentive compensation, as described in the first sentence of paragraph 5 of this Program shall not exceed seventy-five percent (75%) of the amount determined under the preceding paragraph. The amount available for Tier II incentive compensation, as described in the first sentence of paragraph 6 of this Program, shall not exceed twenty-five percent (25%) of the amount determined under the preceding paragraph plus any amount of Tier I compensation which has not been allocated under the Program for the fiscal year. Any amount determined under this paragraph 3 which remains unallocated under the Program after application of paragraphs 5 and 6 for a fiscal year shall revert to CFC or the Bank (depending upon its origin). The Bank will contribute amounts determined under this paragraph 3 for employees of the Bank and CFC will contribute amounts determined under this paragraph 3 for employees of CFC, if any.

4.	Subject to paragraphs 5, 7, 8 and 9, below, employees employed in the following positions shall be eligible to receive payment or awards of Tier I incentive compensation:

(a)	Chief Executive Officer of the Bank;

(b)	Chief Operating Officer of the Bank; and,

(c)	Executive Group

(i)	Executive Vice Presidents and such other officers as designated by the Committee for any fiscal year.

(ii)	Senior and First Vice Presidents of the Bank and such other officers as designated by the Committee for any fiscal year.

Subject to paragraphs 6, 7, 8 and 9, below, employees eligible to receive payment or awards of Tier II incentive compensation shall be those key managers as the Chief Officer shall select for any fiscal year. Any such key manager’s performance for such fiscal year must be determined to be satisfactory or better as determined by the individual’s performance objectives (“PPDA goals”) for the fiscal year and the Committee’s, Chief Officer’s, or its designee(s), discretionary evaluation of performance issues.

5.	Tier I incentive compensation to be paid or awarded with respect to any fiscal year of CFC constitutes a pool of funds which will be allocated among eligible individuals in cash pursuant to this Program and/or Restricted Stock pursuant to the Policy of the Stock Option Committee Concerning Award of Restricted Stock and Stock Options (hereinafter called “Policy”) adopted pursuant to Section 4b of the Commercial Federal Corporation 1984 Stock Option and Incentive Plan, as amended and restated August 1, 1992, and as further amended from time to time (hereinafter called “1992 Plan”) or Section 5b of the 1996 Stock Option and Incentive Plan, as amended from time to time (hereinafter called “1996 Plan”) (both the 1992 Plan and the 1996 Plan sometimes hereinafter referred to collectively as “Plans”). Subject to paragraphs 7, 8 and 9, below, an individual’s allocation of any form of award hereunder depends upon the extent to which the Net Income Goal for the fiscal year has been attained and the Committee’s subjective evaluation of the individual’s performance and contribution to CFC, the Bank or their subsidiaries for the fiscal year. Maximum awards are reduced pro rata to the extent that the available pool is insufficient to fund all eligible individuals’ Tier I allocations for the fiscal year.

For the Chief Executive Officer of the Bank and the Chief Operating Officer of the Bank, an individual’s maximum award (expressed as a percentage of the individual’s base salary) ranges from up to fifty percent (50%) of base salary at the attainment of eighty-five percent (85%) of the Net Income Goal for the fiscal year to up to one hundred fifty percent (150%) of base salary at the attainment of one hundred twenty percent (120%) of the Net Income Goal for the fiscal year.

For members of the Executive Group of Executive Vice Presidents, an individual’s maximum award (expressed as a percentage of the individual’s base salary) ranges from up to forty percent (40%) of base salary at the attainment of eighty-five percent (85%) of the Net Income Goal for the fiscal year to up to one hundred-twenty percent (120%) of the base salary at the attainment of one hundred twenty percent (120%) of the Net Income Goal for the fiscal year.

For members of the Executive Group of Senior and First Vice Presidents, an individual’s maximum award (expressed as a percentage of the individual’s base salary) ranges from up to thirty percent (30%) of base salary at the attainment of eight-five percent (85%) of the Net Income Goal for the fiscal year to up to one hundred percent (100%) of base salary at the attainment of one hundred-twenty percent (120%) of the Net Income Goal for the fiscal year.

The range of allocations at given percentages of achievement of the Net Income Goal for a fiscal year is illustrated on Appendix A. The Committee (or the Chief Officer with respect to awards to employees other than the Bank’s Chief Executive Officer or Chief Operating Officer) may prorate allocations between designated percentages of attained Net Income Goal. The Chief Officer may vary the maximum percentages for levels of participation at the beginning of the fiscal year for both Executive Groups and the Tier II Group.

If the Net Income Goal equals or exceeds eighty-five percent (85%) for a fiscal year, as soon as administratively feasible after each person’s allocation, the Committee will inform the Stock Option Committee of the Plans (hereinafter “Stock Option Committee”) of amounts allocated. In the event that the Stock Option Committees, in their respective discretion, determines to issue Restricted Stock pursuant to section 13 of the 1992 or section 10 of the 1996 Plan, and pursuant to the Policy, to any person to whom an amount has been allocated under this paragraph, any Restricted Stock issuance will reduce the amount available for distribution in cash to such individual under this Program.

After application of the preceding provisions of this paragraph 5 relating to the issuance of Restricted Stock, the remaining amount, if any, of an individual’s allocation under this paragraph for the fiscal year shall be distributed promptly in cash to the individual.

Any amount determined under paragraph 3, above, which is not allocated in accordance with the terms of this paragraph, shall be added to the amount available for allocation as Tier II incentive compensation pursuant to the terms of paragraph 6, below.

6.	Tier II incentive compensation to be paid or awarded with respect to any fiscal year of CFC constitutes a pool of funds which will be allocated among eligible individuals in cash pursuant to this Program. Subject to paragraphs 7, 8 and 9, below, an individual’s allocation of a cash award hereunder depends upon the extent to which the Net Income Goal for the fiscal year has been attained. Maximum awards are reduced pro rata to the extent that the available pool is insufficient to fund all eligible individuals’ Tier II allocations for the fiscal year. An individual’s maximum award (expressed as a percentage of the individual’s base salary) ranges from up to five percent (5%) of base salary at eighty-five percent (85%) of the Net Income Goal for the fiscal year to up to thirty percent (30%) of base salary at the attainment of one hundred twenty percent (120%) of the Net Income Goal for the fiscal year.

The range of allocations at given percentages of achievement of the Net Income Goal for a fiscal year is illustrated on Appendix A. The Chief Officer may prorate allocations between designated percentages of attained Net Income Goal.

Any amount determined under paragraph 3 which remains unallocated after the application of paragraphs 5 and 6, shall revert to CFC or the Bank (depending upon its origin). The Bank will contribute amounts determined under this paragraph 3 for employees of the Bank and CFC will contribute amounts determined under paragraph 3 for employees of CFC, if any.

7.	Notwithstanding paragraphs 5 and 6 and the ranges of allocations illustrated on Appendix A, the Committee (or the Chief Officer with respect to employees other than the Bank’s Chief Executive Officer or Chief Operating Officer) may reduce, limit or eliminate any individual’s allocation for any fiscal year. The decision of the Committee (or the Chief Officer, as the case may be) is final and shall be binding upon all persons.

8.	An employee shall not be eligible to share in the payment or award of incentive compensation under this Program for a fiscal year if:

(a)	The otherwise eligible employee has terminated employment prior to the end of such fiscal year; or has terminated employment either at the end of such fiscal year, or at the time for payment, or delivery or transfer of such incentive compensation.

(b)	The otherwise eligible employee is suspended and/or temporarily prohibited from participating in the conduct of CFC’s, Bank’s (or a subsidiary’s) affairs by an order issued under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 V.S.C. 1818(e)(3) and (g)(1)).

(c)	The otherwise eligible employee is removed and/or permanently prohibited from participating in the conduct of CFC’s, Bank’s (or a subsidiary’s) affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)).

9.	No payments shall be made and this Program shall terminate if:

(a)	CFC or Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act).

(b)	The Program is terminated by the Regional Director of the Office of Thrift Supervision (the “Regional Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of CFC or Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

(c)	The Program is terminated by the Regional Director or his or her designee, at the time the Regional Director or his or her designee approves a supervisory merger to resolve problems related to the operation of CFC or Bank or when CFC or Bank is determined by the Regional Director to be in an unsafe or unsound condition.

10.	The Board of Directors of CFC shall have the power at any time to amend or terminate this Program, in whole or in part, with respect to any fiscal year of CFC.

11.	The Program shall not constitute a contract of employment between CFC, Bank or any subsidiary and any eligible employee. This Program shall not affect the right of the Board of Directors of CFC to terminate any eligible employee’s employment at any time and for any reason with or without cause.

12.	The Committee shall have the sole authority to construe and interpret the Program. The Committee’s decisions (directly, or decisions of the Chief Officer ratified by the Committee) with respect to any matter relating to the Program, as ratified by the Board of Directors of CFC, shall be binding for all purposes. The Program shall be construed according to the laws of the State of Nebraska.

13.	This Program is amended and restated effective for the fiscal year beginning May 1, 1999, and shall remain in effect until amended or terminated.

14.	This Program, as originally adopted effective July 1, 1994, amended and restated the Commercial Federal Corporation Executive Incentive Plan and the Commercial Federal Corporation Key Manager Incentive Plan.

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APPENDIX A

COMMERCIAL FEDERAL INCENTIVE COMPENSATION PROGRAM

Maximum Allocations Under Tier I Not to Exceed 4.5% of CFC Net After-Tax Income*

CEO and COO

	Percent of Net (After Tax) Income Goal
	85%	90%	100%	110%	120%
Maximum percent of individual’s base pay to be allocated if % of Net Income (After Tax) Goal attained	50%	70%	100%	130%	150%

EXECUTIVE GROUP: Executive Vice Presidents or others so named

	Percent of Net (After Tax) Income Goal
	85%	90%	100%	110%	120%
Maximum percent of individual’s base pay to be allocated if % of Net Income (After Tax) Goal attained	40%	60%	80%	100%	120%

EXECUTIVE GROUP: Senior and First Presidents or others so named

	Percent of Net (After Tax) Income Goal
	85%	90%	100%	110%	120%
Maximum percent of individual’s base pay to be allocated if % of Net Income (After Tax) Goal attained	30%	50%	70%	80%	100%

*Any awards are subject to satisfactory Individual Performance on PPDA and Committee’s or Chief Officer’s (with respect to employees other than the Bank’s Chief Executive Officer or Chief Operating Officer) discretionary evaluation of performance issues.

Maximum Allocation Under Tier II Includes 1.5% of CFC Net After-Tax Income

Plus Any Amount Not Allocated Under Tier 1*

Key Manager

	Percent of Net (After Tax) Income Goal
	85%	90%	100%	110%	120%
Maximum percent of individual’s base pay to be allocated if % of Net Income (After Tax) Goal attained	5%	10%	20%	25%	30%

*Any awards are subject to satisfactory Individual Performance on PPDA and Chief Officer’s discretionary evaluation of performance issues.